Exhibit 99.1

Sierra Pacific Power Makes Annual Deferred Energy Filing

Reno, Nev.—Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources (SRP:NYSE), today made its annual mandatory deferred energy filing with the Public Utilities Commission of Nevada (PUCN) seeking to recover the costs of fuel and power purchased on behalf of its customers, plus a filing to address costs associated with energy conservation programs. When the two filings are combined it means the typical residential customer could see an increase of 1.3%, or an average of $1.33 per month beginning in June.

Sierra Pacific Power’s filing is seeking to recover – on a dollar-for-dollar basis with no profit to the company — deferred energy expenses incurred from December 1, 2003 through November 30, 2004. It also proposes a new rate going forward that more accurately reflects the current prices of fuel to generate electricity and power purchases from neighboring utilities to serve customers.

Mary Simmons, Sierra Pacific Power’s vice president of external affairs, said today’s filing is designed to lessen the impact of the increase by proposing to spread the recovery of the deferred balance over two years and implementing the new rate on June 1, 2005, a time when rates approved in previous cases are set to expire. If approved by the PUCN, the typical residential customer using 715 kilowatt hours of electricity would see a monthly bill increase from $82.77 to $84.10.

Simmons pointed out that over the past three years Sierra Pacific has attempted to absorb some of the volatility of the energy markets by increasing the time for recovery of deferred energy balances as well as timing the implementation dates. “This helps to keep our rates more stable and costs more manageable for our customers,” Simmons said.

She attributed the increase to the rising costs of natural gas and other energy sources that have increased significantly during the past 18 months.

The PUCN will set hearings in the next few months to conduct a thorough review before making a decision on Sierra Pacific’s request.

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Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s deferred energy cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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